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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         This Agreement is made by and between Houghton Mifflin Company (the "Company") and Anthony Lucki (the "Executive").

         Whereas, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership in a variety of arenas, including financial, strategic planning, regulatory, community relations and others;

         Whereas, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates; and

         Whereas, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its President and Chief Executive Officer and the Executive wishes to accept such employment;

         Now therefore, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment, effective as of October 1, 2003 (the "Employment Date"). In the event that the Executive fails to commence work hereunder within ten (10) business days following the Employment Date, this Agreement shall be void and of no force or effect.

2. Term. Subject to earlier termination as hereafter provided, the Executive shall be employed hereunder for an original term of three (3) years commencing on the Employment Date, which term shall be automatically extended thereafter for successive terms of one year each, unless either party provides notice to the other at least ninety
         (90) days prior to the expiration of the original or any extension term that this Agreement is not to be extended. The term of the Executive's employment under this Agreement, as from time to time extended, is hereafter referred to as "the term of this Agreement" or "the term hereof."

3.       Capacity and Performance.

         a. Position. During the term hereof, the Executive shall serve the Company as its President and Chief Executive Officer. In such capacity, the Executive will be responsible for the operations and financial performance and the coordination of the strategic direction of the Company. The Executive shall report to the Board of Directors of the Company (the "Board") and shall have such other powers, duties and responsibilities as may from time to time be prescribed by the Board. In addition, and without further compensation, the Executive shall serve as a director or officer of one or more of the Company's Affiliates, if so elected or appointed from time to time.

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         b.       Performance. During the term hereof, the Executive shall be employed by the Company on a full-time basis. The Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. Except for business travel necessary or desirable for the performance of his services hereunder, the Executive shall provide services hereunder from the Company's principal place of business in Massachusetts. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing.

         c. Board Membership. The Company agrees to propose to the shareholders of the Company at each appropriate Annual Meeting of such shareholders during the term hereof the election or reelection of the Executive as a member of the Board.

4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive's duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

         a. Base Salary. During the term hereof, the Company shall pay the Executive a base salary at the rate of not less than Six Hundred Thousand Dollars ($600,000) per annum, payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time by the Board, in its sole discretion. Such base salary, as from time to time increased, is hereafter referred to as the "Base Salary".

         b. Annual Bonus Compensation. Commencing January 1, 2004, each fiscal year during the term hereof, the Executive shall be considered by the Board for an annual bonus with a target equal to one times the Base Salary, pro-rated in accordance with Section 5 hereof in the event of termination during a fiscal year. The amount of the bonus shall be determined by the Board, based on its assessment, in its discretion, of the Executive's performance and that of the Company against appropriate and reasonably obtainable goals established annually by the Board after consultation with the Executive; which bonus, if any, shall be payable not later than the end of the first quarter of the fiscal year following that for which the bonus was earned. Any bonus paid to the Executive shall be in addition to the Base Salary.

         c. Stock Options. As of the Employment Date, the Executive will be granted options to purchase 14,088 shares of the Class A Common Stock of the Company's parent corporation ("Parent") pursuant to the form of Class A Option Certificate attached hereto as Exhibit A, which options shall be subject to all terms and provisions of Parent's 2003 Stock Option Plan and such Stock Option Certificate. The Company hereby represents and warrants that: (i) the entire authorized and outstanding capital stock of Parent is as set forth on Schedule 1

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                  and (ii) except as set forth in (A) First Amended and Restated
                  Stockholders Agreement dated as of January 28, 2003 among Parent and the Company and the other parties thereto and (B) as may be granted under Parent's 2003 Stock Option Plan, there are no outstanding options, warrants, other securities or other rights of any kind which would obligate Parent or any of its subsidiaries to issue, deliver or sell shares of its and their capital stock.

         d. Vacations. During the term hereof, the Executive shall be entitled to earn four (4) weeks of vacation per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall be otherwise governed by the policies of the Company, as in effect from time to time.

         e. Other Benefits. During the term hereof and subject to any contribution therefor generally required of executives of the Company, the Executive shall be entitled to participate in any and all employee welfare and retirement benefit plans from time to time in effect for executives of the Company generally, except to the extent such plans are in a category of benefits otherwise provided to the Executive hereunder (e.g., severance pay). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate.

         f. Relocation Expenses. The Executive is expected to relocate within a reasonable commuting distance of the Company's headquarters promptly following the Employment Date, but in no event later than three (3) months following that date. The Company shall reimburse the Executive for his reasonable relocation expenses, to a maximum of Fifty Thousand Dollars ($50,000), which expenses shall include the cost of moving and/or purchasing the Executive's household goods.

         g. Business Expenses. The Company shall pay or reimburse the Executive for all reasonable business and travel expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

         h.       Initial Bonuses.

                  i. Within ten (10) business days following the Employment Date, the Company will pay the Executive a starting bonus in the amount of Two Hundred and Fifty-Four Thousand, One Hundred Sixty-Seven Dollars ($254,167) (the "Starting Bonus"). The Starting Bonus is in lieu of any annual bonus for the period from the Employment Date through December 31, 2003.

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                  ii.      To compensation the Executive for the bonus
                           opportunity which he forewent in accepting employment hereunder, the Company will pay the Executive the sum of Three Hundred Thousand Dollars ($300,000) within ten (10) business days following the Employment Date.

         i. Legal Expenses. Upon execution of this Agreement, the Company will reimburse the Executive his reasonable legal expenses incurred in the negotiation, execution and delivery of this Agreement, provided that the Executive provides reasonable documentation and substantiation of those expenses.

         j. Life Insurance. During the term hereof, the Company will pay the premium cost of term life insurance for the Executive with a face amount of Three Million Dollars, provided that the Executive is insurable at normal rates. The Executive agrees to submit to any medical examinations and comply with any other requirements of the insurer for coverage.

5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, this Agreement shall terminate prior to the expiration of the term under the following circumstances:

         a. Death. In the event of the Executive's death during the term hereof, this Agreement shall immediately and automatically terminate. In such event, the Company shall pay to the Executive's designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, (i) the Base Salary earned but not paid through the date of termination,
                  (ii) pay for any vacation time earned but not used through the date of termination, (iii) any bonus compensation awarded for the preceding fiscal year but not yet paid on the date of termination, (iv) the estimated share of annual bonus compensation under Section 4.b hereof which would have been payable to the Executive had he been employed for the entire bonus plan year in which his employment terminated, pro-rated to the date of termination of his employment, taking into account achievement of goals (or partial year goals) for such partial year of employment, but without regard to any other conditions for payment of such amount and (v) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within thirty
                  (30) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, "Final Compensation"). The Company shall have no further obligation to the Executive hereunder.

         b.       Disability.

                  i. The Company may terminate this Agreement, upon notice to the Executive, in the event that the Executive becomes disabled during the term hereof through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, with or without reasonable accommodation, for one hundred and twenty
                           (120)

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                           days during any period of three hundred and
                           sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall have no further obligation to the Executive, other than for payment of Final Compensation.

                  ii. The Board may designate another employee to act in the Executive's place during any period of the Executive's disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4.a and benefits in accordance with Section 4.e, to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under the Company's disability income plan, if any, or until the termination of his employment, whichever shall first occur.

                  iii. While receiving disability income payments under the Company's disability income plan, the Executive shall not be entitled to receive any Base Salary under
                           Section 4.a hereof, but shall continue to participate in Company benefit plans in accordance with Section 4.e and the terms of such plans, until the termination of his employment.

                  iv. If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company's determination of the issue shall be binding on the Executive.

         c. By the Company for Cause. The Company may terminate this Agreement for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

                  i. Willful failure to perform, or gross negligence in the performance of, the Executive's duties and responsibilities relating to the Company and its Affiliates, which remains uncured or continues after fifteen (15) days' notice to the Executive specifying in reasonable detail the nature of such failure or negligence;

                  ii. Material breach by the Executive of any of his obligations under Sections 7, 8 and 9 of this Agreement;

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                  iii.     Fraud, embezzlement or other material dishonesty with
                           respect to the Company or any of its Affiliates; or

                  iv. Commission of a felony or other crime involving moral turpitude.

         Upon the giving of notice of termination of this Agreement for Cause, the Company shall have no further obligation to the Executive other than for Final Compensation (excluding the amount described in Section 5.a.iv above).

         d.       By the Company Other than for Cause.

                  (i) The Company may terminate this Agreement at any time prior to the Employment Date upon notice to the Executive. In the event of such termination, the Company will pay to the Executive an amount equal to the Starting Bonus plus One Million Dollars ($1,000,000) as liquidated damages and shall have no further obligations to the Executive hereunder.

                  (ii) The Company may terminate this Agreement other than for Cause at any time during the term hereof upon notice to the Executive. In the event of such termination, in addition to Final Compensation and provided that no benefits are payable to the Executive under a separate severance agreement or severance plan as a result of such termination, the Company will provide the Executive, as Severance Pay, eighteen (18) months of Base Salary at the rate in effect on the date of termination and, subject to any employee contribution applicable to the Executive on the date of termination, shall continue to contribute to the cost of the Executive's participation in the Company's group medical and dental plans for the period of eighteen (18) months from the date of termination or, if less, until he becomes eligible for coverage under the health plan of another employer, provided that he is eligible for such continued participation under applicable law and plan terms. In the event that Executive is eligible for benefits under a separate severance agreement or severance plan, payments provided under this Section 5.d.ii shall be reduced by the amount of such benefits.

                  (iii) Any obligation of the Company to the Executive under this Section 5.d is conditioned upon the Executive signing a release of claims in the form provided by the Company (the "Release of Claims") within twenty-one days (or such greater period as the Company may specify) following the later of the date on which the Executive (or, in the case of termination by the Executive for Good Reason, the Company) receives notice of termination of this Agreement or the date the Executive receives a copy of the Release of Claims and upon the Executive not revoking the Release of Claims in a timely manner thereafter. Any Severance Pay to which the Executive is entitled under Section 5.d.ii shall be payable in accordance with the normal payroll practices of the Company for its executives and will begin at the Company's next regular payday which is at least five
                           (5)

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                           business days following the later of the effective
                           date of the Release of Claims or the date the Release of Claims, signed by the Executive, is received by the Company, but shall be retroactive to the next business day following the date of termination.

         e. By the Executive for Good Reason. The Executive may terminate this Agreement during the term hereof for Good Reason, upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute Good Reason for termination by the Executive:

                  i. Failure of the Company to continue the Executive in the position of President and Chief Executive Officer or failure of the Company to cause the Executive to be elected as a member of the Board at the first Annual Meeting following the Employment Date or to cause him to be continued as a member of the Board thereafter and while his employment hereunder continues;

                  ii. Material diminution in the nature or scope of the Executive's responsibilities, duties or authority; provided, however, the Company's failure to continue the Executive's appointment or election as a director or officer of any of its Affiliates and any diminution of the business of the Company or any of its Affiliates, whether by sale of assets or otherwise, shall not constitute "Good Reason"; or

                  iii. Material failure of the Company to provide the Executive compensation in accordance with the terms of Section 4 hereof, excluding an inadvertent failure which is cured within ten (10) business days following notice from the Executive specifying in detail the nature of such failure.

         In the event of termination in accordance with this Section 5.e, the Executive will be entitled to the same pay and benefits he would have been entitled to receive had this Agreement been terminated by the Company other than for Cause in accordance with Section 5.d.ii above (including the application of any offset for benefits payable to the Executive under a separate severance agreement or severance plan as a result of such termination); provided that the Executive satisfies all conditions to such entitlement, including without limitation the signing of an effective Release of Claims.

         f. By the Executive Other than for Good Reason. The Executive may terminate this Agreement during the term hereof at any time upon ninety (90) days' notice to the Company, unless such termination would violate any obligation of the Executive to the Company under a separate severance agreement. In the event of termination of the Executive pursuant to this Section 5.f, the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive the Base Salary for the notice period (or for any remaining portion of the period). The Company shall have no further obligation to the Executive, other than for any Final Compensation due to him (excluding the amount described in Section 5.a.iv above).

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         g.       Post-Agreement Employment. In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the term or otherwise, then such employment shall be at will.

6. Effect of Termination. The provisions of this Section 6 shall apply to any termination, whether due to the expiration of the term hereof, pursuant to Section 5 or otherwise.

         a. Payment by the Company of any contributions to the cost of the Executive's continued participation in the Company's group health and dental plans and other amounts that may be due the Executive in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5.d or 5.e hereof.

         b. Except for medical and dental plan coverage continued pursuant to Section 5.d or 5.e hereof, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive's employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

         c. Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 5.d or 5.e hereof is expressly conditioned upon the Executive's continued full performance of obligations under Sections 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Section 5.d, 5.e or 5.f hereof, no compensation is earned after termination of employment.

7.       Confidential Information.

         a. The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information; that the Executive may develop Confidential Information for the Company or its Affiliates; and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or any other associations with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

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         b.       All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive's possession or control.

8. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive's full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered "work made for hire".

9. Restricted Activities. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

         a. While the Executive is employed by the Company and for a period of twelve (12) months after his employment terminates (in the aggregate, the "Non-Competition Period"), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates within the United States or in any other country in which the Company or any of its Affiliates is doing business or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Executive's employment or other associations with the Company or any of its Affiliates. For the purposes of this Section 9, (i) "Affiliates" shall include only those Affiliates of the Company with respect to which the Executive has provided services or has had access to Confidential Information during his employment, or any other association, with the Company or any of its Affiliates and
                  (ii) the business of the Company and its Affiliates shall include all Products and the Executive's undertaking shall encompass all items, products and services that may be used in substitution for Products.

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         b.       The Executive agrees that, during his employment with the
                  Company, he will not perform any consulting services and that he will not undertake any other outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.

         c. The Executive further agrees that while he is employed by the Company and during the Non-Competition Period, the Executive will not hire or attempt to hire any employee of the Company or any of its Affiliates, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates, or solicit or encourage any customer or independent contractor of the Company or any of its Affiliates to terminate or diminish its relationship with them, or to conduct with any Person any business or activity which such customer or independent contractor conducts or could conduct with the Company or any of its Affiliates.

10. Notification Requirement. During the Non-Competition Period, the Executive shall give notice to the Company of each new business activity he plans to undertake, at least fifteen (15) business days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive's business relationship(s) and position(s) with such Person. The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive's continued compliance with his obligations under Sections 7, 8 and 9 hereof.

11. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond and for the recovery of reasonable attorneys' fees incurred in the enforcement of its rights hereunder. The parties further agree that, in the event that any provision of
         Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

12.      Representations.

         a. The Executive hereby represents and warrants that he has furnished to the Company or its designated representative a true, correct and complete copy of any

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                  and all agreements to which he is party or is bound which
                  could restrict, in any way, his provision of services to the Company or any of its Affiliates and that he is not now subject to any other restrictions that could limit or otherwise affect his performance hereunder. The Executive will not disclose to or use on behalf of the Company or any of its Affiliates any proprietary information of a third party without such party's consent.

         b. The Executive hereby represents, warrants and agrees that he will be able to, and will, comply in a timely manner with the requirements of the Immigration Reform and Control Act or any successor law.

13. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

         a. "Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority or equity interest.

         b. "Confidential Information" means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom any of them plans to compete or do business, and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

         c. "Intellectual Property" means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive's employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

         d. "Person" means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

         e. "Products" mean printed and electronic materials and all other products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive's employment.

14. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

15. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Affiliates or in the event that the Company hereafter shall effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

16. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service for overnight delivery or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to the Chair of the Board at the Company's principal place of business or to such other address as either party may specify by notice to the other actually received.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties and, by the parties' mutual agreement, supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment.

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

21. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23. Governing Law. This is a Massachusetts contract and shall be construed and enforced under, and governed in all respects, by the laws of The Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

         IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date on which this Agreement is signed by the second of the parties hereto.

THE EXECUTIVE:                              THE COMPANY
                                            Houghton Mifflin Company

/s/ Anthony Lucki                           By:     /s/ Mark Nunnelly
Anthony Lucki
                                            Title:  Director

Date:  September 1, 2003
                                            Date: September 17, 2003

                                                                      Schedule 1

                                                       Class A*         Class L
                                                       --------         -------
                                                             Common Stock
                                                     ----------------------------
Bain Capital VII Coinvest Fund, LLC                   65,475.0000      7,275.0000
Bain Capital Integral Investors, LLC                 178,792.3000     19,446.1290
BCIP TCV, LLC                                          1,732.7000        612.2043
Thomas H. Lee Equity Fund V, L.P.                      189,615.98     21,068.4422
Thomas H. Lee Parallel Fund V, L.P.                     49,197.75      5,466.4162
Thomas H. Lee (Caymen) Fund V, L.P.                      2,612.65        290.2940
Putnam Investments Holdings, L.P.                        1,481.05        164.5613
Putnam Employees' Securities Company I                   1,273.04        141.4493
Putnam Employees' Securities Company II                  1,136.65        126.2940
1997 Thomas H. Lee Trust                                   449.55         49.9503
Thomas H. Lee Investors Limited Partnership                233.33         25.9259
Blackstone Capital Partners III Merchant Ban         102,635.5100     11,403.9450
Blackstone Offshore Capital Partners III L.P          19,442.0000      2,160.2217
Blacksone Familiy Investment Partnership III             922.5000        102.5000
Management Shares (including to be issued)             4,837.1510        537.4612
                                                     ------------    ------------
                        Total                        619,837.1610     68,870.7944

* Includes Class A-1 through Class A-10 Common Stock

                                                                       EXHIBIT A

                                                   Optionee:   Anthony Lucki
                                                   Grant Date: [EMPLOYMENT DATE]

         This Option and any securities issued upon exercise of this Option are subject to restrictions on voting and transfer and requirements of sale and other provisions as set forth in the First Amended and Restated Stockholders Agreement (the "Stockholders Agreement") among Houghton Mifflin Holdings, Inc., Houghton Mifflin Company, and certain other investors, dated as of January 28, 2003, as amended from time to time (this Option and any securities issued upon exercise of this Option constitute Management Shares as defined therein).

                         HOUGHTON MIFFLIN HOLDINGS, INC.
                                  STOCK OPTION

                           CLASS A OPTION CERTIFICATE

         This stock option (the "Agreement") is granted by Houghton Mifflin Holdings, Inc., a Delaware corporation ("Holdings"), to the Optionee, pursuant to Holdings' 2003 Stock Option Plan, as amended from time to time (the "Plan").

1. GRANT OF OPTION. This certificate evidences the grant by Holdings on the Grant Date to the Optionee of an option to purchase (the "Option"), in whole or in part, on the terms provided herein and in the Plan, the following shares of Class A-10 Common Stock of Holdings as set forth below in the following prices per share.

         (a) 4,696 shares of Class A-10 Common Stock of Holdings, par value $.001 per share, at $100.00 per share (the "Tranche 1 Options");

         (b) 4,696 shares of Class A-10 Common Stock of Holdings, par value $.001 per share, at $100.00 per share (the "Tranche 2 Options");

         (c) 4,696 shares of Class A-10 Common Stock of Holdings, par value $.001 per share, at $100.00 per share (the "Tranche 3 Options" and together with the Tranche 1 Options and Tranche 2 Options, the "Options").

         The Option evidenced by this certificate is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code (the "Code").

2.       VESTING.

         (a) The Tranche 1 Options will vest and become exercisable in equal annual installments on the first, second, third and fourth anniversaries of the Grant Date.

         (b) The Tranche 2 Options will become eligible to vest in equal annual installments on the first, second, third and fourth anniversaries of the Grant Date. Tranche 2 Options which are (or thereafter become) eligible to vest shall vest and become exercisable upon the earlier of (i) a Tranche 2 Vesting Event or (ii) the seventh anniversary of the Grant Date.

         (c) The Tranche 3 Options will become eligible to vest in equal annual installments on the first, second, third and fourth anniversaries of the Grant Date. Tranche 3 Options which are (or thereafter become) eligible to vest shall vest and become exercisable upon the earlier of (i) a Tranche 3 Vesting Event or (ii) the seventh anniversary of the Grant Date.

         Notwithstanding any provision of the Plan or the forgoing provisions of this Section 2, if Optionee's employment with the Company or its Subsidiaries is terminated either (x) by the Company or its Subsidiaries other than for Cause or (y) by the Optionee for "Good Reason" (as defined in the Optionee's employment agreement with [_________] dated as of [__________]) at any time after a Change of Control and before the fourth anniversary of the Grant Date, (x) all Tranche 1 Options will immediately become vested and exercisable and
         (y) all Tranche 2 Options and Tranche 3 Options will immediately become eligible to vest.

3. Exercise of Option. Each election to exercise this Option shall be subject to the terms and conditions of the Plan and shall be in writing, signed by the Optionee or by his or her executor or administrator or by the person or persons to whom this Option is transferred by will or the applicable laws of descent and distribution (the "Legal Representative"), and made pursuant to and in accordance with the terms and conditions set forth in the Plan. The latest date on which this Option may be exercised (the "Final Exercise Date") is the date which is the tenth (10th) anniversary of the Grant Date, subject to earlier termination in accordance with the terms and provisions of the Plan and this Agreement.

4.       REPRESENTATIONS AND WARRANTIES OF OPTIONEE.

         Optionee represents and warrants that:

         (a) Authorization. Optionee has full legal capacity, power and authority to execute and deliver this Agreement and to perform Optionee's obligations hereunder. This Agreement has been duly executed and delivered by Optionee and is the legal, valid and binding obligation of Optionee enforceable against Optionee in accordance with the terms hereof.

         (b) No Conflicts. The execution, delivery and performance by Optionee of this Agreement and the consummation by Optionee of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any provision of law, statute, rule or regulation to which Optionee is subject, (ii) violate any order, judgment or decree applicable to Optionee, or (iii) conflict with, or result in a breach of default under, any term or condition of any agreement or other instrument to which Optionee is a party or by which Optionee is bound.

         (c) No Other Agreements. Except as provided by this Agreement, the Stockholders Agreement and the Plan, Optionee is not a party to or subject to any agreement or arrangement with respect to the voting or transfer of this Option or the shares of common stock issued upon exercise hereof.

         (d) Thorough Review, etc. Optionee has thoroughly reviewed the Plan and this Agreement in their entirety. Optionee has had an opportunity to obtain the advice of counsel (other than counsel to Holdings, Houghton Mifflin Company or their Affiliates) prior to executing this Agreement, and fully understands all provisions of the Plan and this Agreement.

5.       OTHER AGREEMENTS; CALL OPTION.

         (a) In addition to the terms and provisions of this Option and the Plan, this Option and any shares received upon the exercise of this Option shall be subject to certain rights, restrictions and obligations set forth in the Stockholders Agreement.

         (b) Optionee acknowledges and agrees that the shares received upon exercise of this Option shall be subject to the Stockholders Agreement and the transfer and other restrictions set forth therein, and Optionee further acknowledges that, as a condition to receiving this Option, Optionee must execute, join and become party to the Stockholders Agreement as a Manager (as such term is defined in the Stockholders Agreement).

         (c) Notwithstanding any provision of the Plan, Holdings will satisfy its payment obligation upon any exercise of the Call Option in cash unless such payment would:

                  (i) constitute, result in or give rise to any breach or violation of, or any default or right or cause of action under, any agreement relating to debt for borrowed money to which Holdings or any of its Subsidiaries are, from time to time, a party, or

                  (ii) leave Holdings and its Subsidiaries with less cash than, in the good faith judgment of the Board, is necessary to operate the business of Holdings and its Subsidiaries in the ordinary course of business, in which case, Holdings may satisfy its payment obligation by issuing a promissory note in the aggregate principal amount of such payment, the principal amount of which would be due and payable in three consecutive, equal annual installments beginning on the first anniversary of the issuance of such note, and interest would accrue thereon at a rate equal to the prime rate as published in the Money Rates section of The Wall Street Journal at the time such note is issued and be payable annually in arrears.

6. LEGENDS. Certificates evidencing any shares issued upon exercise of the Option granted hereby may bear the following legends, in addition to any legends which may be required by the Stockholders Agreement or any agreement referred to in the immediately preceding paragraph:

         "The securities represented by this certificate were issued in a private placement, without registration under the Securities Act of 1933, as amended (the "Act"), and may not be sold, assigned, pledged or otherwise transferred in the absence of an effective registration under the Act covering the transfer or an opinion of counsel, satisfactory to the issuer, that registration under the Act is not required."

7. WITHHOLDING. No shares will be transferred pursuant to the exercise of this Option unless and until the person exercising this Option shall have remitted to Holdings an amount sufficient to satisfy any federal, state or local withholding tax requirements, or shall have made other arrangements satisfactory to Holdings with respect to such taxes.

8. NONTRANSFERABILITY OF OPTION. This Option is not transferable by the Optionee other than by will or the applicable laws of descent and distribution, and is exercisable during the Optionee's lifetime only by the Optionee.

9. STATUS CHANGE. Upon the termination of the Optionee's employment with, or other service to, Holdings or its Subsidiaries, this Option shall continue or terminate, as provided in the Plan or, to the extent applicable, in the last paragraph of Section 2.

10. EFFECT ON EMPLOYMENT. Neither the grant of this Option, nor the issuance of shares upon exercise of this Option, shall give the Optionee any right to be retained in the employ of Holdings, Houghton Mifflin Company or their Affiliates, affect the right of Holdings, Houghton Mifflin Company or their Affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her employment at any time.

11. INDEMNITY. Optionee hereby indemnifies and agrees to hold Holdings harmless from and against all losses, damages, liabilities and expenses (including without limitation reasonable attorneys fees and charges) resulting from any breach of any representation, warranty or agreement of Optionee in this Agreement or any misrepresentation of Optionee in this Agreement.

12. PROVISIONS OF THE PLAN. This Option is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Stock Option has been furnished to the Optionee. By exercising all or any part of this Stock Option, the Optionee agrees to be bound by the terms of the Plan and this Option In the event of any conflict between the terms of this Option and the Plan, the terms of this Option shall control.

13. DEFINITIONS. The initially capitalized terms Optionee and Grant Date shall have the meanings set forth on the first page of this Agreement; initially capitalized terms not otherwise defined herein shall have the meaning provided in the Plan and the

         Stockholders Agreement and, as used herein, the following terms shall have the meanings set forth below:

                  "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

                  "Cash Value" shall mean in the case of cash the actual amount of such cash and in the case of Publicly Traded Securities, the Market Value of such Publicly Traded Securities at the time of the closing of the Sale Transaction.

                  "Consideration" shall mean cash and/or Publicly Traded Securities.

                  "Equity Purchase Price" shall mean [$619,837,151.00].

                  "Initial Public Offering" shall mean the occurrence of each of
         (i) the effectiveness of a registration statement under the Securities Act of 1933, as amended, covering the common stock of Holdings, and
         (ii) the completion of a sale of such common stock thereunder, which sale results in (x) Holdings becoming a reporting company under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and
         (y) such Common Stock being traded on the New York Stock Exchange ("NYSE") or the American Stock Exchange, or being quoted on the Nasdaq Stock Market or being traded or quoted on any other national stock exchange or securities system.

                  "Market Value" shall mean with respect to any security publicly traded on a national exchange or the Nasdaq National Market or any comparable system, the number of shares of such securities multiplied by the average of the daily closing prices for 20 consecutive trading days ending on the last full trading day on the exchange or market on which Holdings' Capital Stock is traded or quoted. The closing price for any day shall be the last reported sale price or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices for such day, in each case
         (i) on the principal national securities exchange on which the shares of Common Stock are listed or to which such shares are admitted to trading, or (ii) if the Common Stock is not listed or admitted to trading on a national securities exchange, on the Nasdaq National Market or any comparable system, as applicable.

                  "Option Shares" shall mean, from time to time, the aggregate number of (i) shares of Class A-10 Common Stock that are then the subject of vested Options under the Plan and (ii) shares of Class A-10 Common Stock that are then outstanding as the result of the exercise of Options under the Plan (equitably adjusted to take account of any stock dividend or other similar distribution (whether in the form of stock or other securities or other property), stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects Holdings' capital stock occurring after the date of issuance).

                  "Original Investor Shares" shall mean the Investor Shares originally issued to Financiere Versailles S.a.r.l., a Luxembourg corporation ("Luxco"), at the Closing and distributed by Luxco to the Investors (equitably adjusted to take account of any stock dividend or other similar distribution (whether in the form of stock or other securities or other property), stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects Holdings' capital stock occurring after the date of issuance).

                  "Person" shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity.

                  "Publicly Traded Securities" shall mean any security that is traded on the New York Stock Exchange, American Stock Exchange or the Nasdaq National Market.

                  "Sale Transaction" shall mean: (i) any change in the ownership of the capital stock of the Company (whether by way of sale of stock, merger, or otherwise) if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than the Investors and their Affiliates will have the direct or indirect power to elect a majority of the members of the Board, or (ii) a sale or transfer of all or substantially all of the Company's assets.

                  "Tranche 2 Vesting Event" shall mean (i) a Sale Transaction in which the Cash Value of the net Consideration with respect to Original Investor Shares and Option Shares equals or exceeds two times (2x) the Equity Purchase Price, (ii) an Initial Public Offering in which the initial public offering price is equal to or greater than two times
         (2x) the amount obtained by dividing the Equity Purchase Price by the sum of (x) the number of Original Investor Shares and (y) the number of Option Shares, or (iii) the first day after the Initial Public Offering on which the Market Value of the Original Investor Shares and the Option Shares equals or exceeds two times (2x) the Equity Purchase Price.

                  "Tranche 3 Vesting Event" shall mean (i) a Sale Transaction in which the Cash Value of the net Consideration with respect to Original Investor Shares and Option Shares equals or exceeds three times (3x) the Equity Purchase Price, (ii) an Initial Public Offering in which the initial public offering price is equal to or greater than three times
         (3x) the amount obtained by dividing the Equity Purchase Price by the sum of (x) the number of Original Investor Shares and (y) the number of Option Shares, or (iii) the first day after the Initial Public Offering on which the Market Value of the Original Investor Shares and the Option Shares equals or exceeds three times (3x) the Equity Purchase Price.

14. GENERAL. For purposes of this Option and any determinations to be made by the Board of Directors of Holdings hereunder, the determinations by the Board of Directors of Holdings shall be binding upon the Optionee and any transferee.

         IN WITNESS WHEREOF, Holdings has caused this Option to be executed under its corporate seal by its duly authorized officer. This Option shall take effect as a sealed instrument.

                                                 HOUGHTON MIFFLIN HOLDINGS, INC.

                                                 By:___________________________
                                                       Name:
                                                       Title:

Dated:

Acknowledged and Agreed

_______________________